Exhibit 4.6

Indemnification Undertaking

Date: ____________

Mr. / Ms. _________

Re: Indemnification Undertaking

WHEREAS,
at the request of MeaTech 3D Ltd. (the “Company”), you served in the past and/or are currently serving and/or will serve in the future as an “Office Holder” (“nosse misra”) of the Company, as such term is defined in Section 1 of the Companies Law, 5759-1999 (the “Companies Law”) and/or as a “Senior Office Holder” as such term is defined in Section 1 of the Securities Law, 5728-1968 (the “Securities Law”).

WHEREAS,
Section 32 of the Company’s Articles of Association provides that the Company may indemnify its Office Holders to the fullest extent permitted by applicable law. Without derogating from the generality of the foregoing, the following provisions shall apply.

1)
The Company may indemnify an Office Holder in respect of a liability or expense imposed on the Office Holder or that the Office Holder incurred as a result of an act that the Office Holder performed in the capacity of Office Holder thereof, as follows:

a)
Financial liability imposed on the Office Holder in favor of any person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitration award confirmed by a court.

b)
Reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder as a result of an investigation or any proceeding instituted against the Office Holder by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without the filing of an indictment against the Office Holder and without there being imposed on the Office Holder a financial obligation in lieu of a criminal proceeding, or that was concluded without the filing of an indictment against the Office Holder but with the imposition of a financial obligation in lieu of a criminal proceeding in an offense that does not require proof of mens rea, or in connection with a financial sanction. In this paragraph –

•
“conclusion of a proceeding without the filing of an indictment in a matter in which a criminal investigation has been instigated” – shall mean closing the case in accordance with Section 62 of the Criminal Procedure Law [Consolidated Version], 5742-1982 (in this subsection - the Criminal Procedure Law), or suspension of the proceedings by the Attorney General under Section 231 of the Criminal Procedure Law;

•
“financial obligation in lieu of a criminal proceeding” – a financial liability imposed by law in lieu of a criminal proceeding, including an administrative fine under the Administrative Offenses Law, 5746-1985, a fine for an offense categorized as a fine-bearing offense under the provisions of the Criminal Procedure Law, a financial sanction or a penalty;

c)
Reasonable Litigation Expenses, including attorneys’ fees, incurred by or assessed against the Office Holder by a court, in a proceeding instituted against the Office Holder by the Company or on its behalf or by another person, or in a criminal charge from which the Office Holder was acquitted or in which the Office Holder was convicted of an offense that does not require proof of mens rea.

d)	Financial liability imposed on the Office Holder on behalf of all the victims of the breach in an administrative proceeding, as set forth in Section 52(54)(a)(1)(a) of the Securities Law.

e)
Expenses incurred by an Office Holder in connection with an administrative proceeding conducted in his matter, pursuant to Chapter H’3, H’4 or I’1 of the Securities Law and a proceeding pursuant to Article D of Chapter Four of Part Nine of the Companies Law, as amended from time to time, including reasonable litigation expenses, and including attorneys’ fees.

f)
Expenses incurred by an Office Holder in connection with a proceeding under the Restrictive Trade Practices Law, 5748-1988 and/or in connection therewith (“Proceeding under the Restrictive Trade Practices Law”), which is conducted with respect to the Office Holder, including reasonable litigation expenses, and including attorneys’ fees.

g)	Any liability or other expense for which it is permitted and/or will be permitted by law to indemnify an Office Holder.

2)
The Company may provide an undertaking to indemnify the Office Holder in advance under Section 1(a) above, provided that an undertaking to indemnify the Office Holder in advance shall be limited to events the Board of Directors of the Company (the “Board”) determines are likely to occur in light of the operations of the Company at the time of granting the indemnification undertaking and to the amount or standard that the Board determines to be reasonable under the circumstances, and the undertaking to indemnify shall specify the events that in the opinion of the Board are likely to occur in light of the operations of the Company at the time of granting and the amount or criterion that the Board determines to be reasonable under the circumstances as detailed under Sections 1(b), 1(c), 1(d), 1(e), 1(f) and 1(g) above.

3)	The Company may indemnify an Office Holder of the Company after the event.

4)
The maximum aggregate amount of indemnification that shall be paid by the Company to all Office Holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by the Company to Officer Holders (including indemnification undertakings to Office Holders of companies held by the Company), if and to the extent that it grants, cumulatively, based on the grounds specified in Sections 1(a) through (1)(g) above, shall not cumulatively exceed 25% of the Company’s shareholders’ equity (according to its consolidated financial statements known at the time of granting of any actual indemnification payment).

WHEREAS,	Section 34 of the Company’s Articles of Association provides that:

The above provisions are not intended to, and shall not, limit the Company in any way with respect to entering into a contract regarding insurance or indemnification of those specified below:

1)	anyone who is not an Office Holder of the Company, including employees, contractors or consultants of the Company who are not Office Holders thereof;

2)
Office Holders in other companies. The Company shall be entitled to enter into a contract with respect to indemnification and insurance of Office Holders in companies under its control, affiliated companies or other companies in which it has an interest, to the fullest extent permitted by law, and the above provisions regarding indemnification and insurance of Office Holders of the Company shall apply, mutatis mutandis.

3)	In respect of Office Holders of the Company – to the extent that the insurance and/or indemnification are not expressly prohibited by law.

It should be clarified that in the Company’s Articles of Association, an undertaking with respect to such indemnification and insurance of an Office Holder may be valid even after the Office Holder ceases to serve with the Company.

WHEREAS,	on March 8, 2021, the Company’s shareholders in general meeting approved the issuance of this Indemnification Undertaking;

Therefore, the Company hereby confirms to you that, subject to the provisions and restrictions prescribed by law in respect of indemnification, which form an integral part of this Indemnification Undertaking, the Company will indemnify you in respect to the matters set out in this Indemnification Undertaking, in accordance with the terms specified in this Indemnification Undertaking.

Indemnification:

1.       The Company will indemnify you for:

a.	A financial liability imposed on you in favor of another person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitration award confirmed by a court.

b.
Reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder as a result of an investigation or any proceeding instituted against the Office Holder by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without the filing of an indictment against the Office Holder and without the imposition on the Office Holder of a financial obligation in lieu of a criminal proceeding, or that was concluded without the filing of an indictment against the Office Holder but with the imposition of a financial obligation in lieu of a criminal proceeding in an offense that does not require proof of mens rea, or in connection with a financial sanction

c.
Reasonable Litigation Expenses, including attorneys’ fees, incurred by or assessed against the Office Holder by a court, in a proceeding instituted against the Office Holder by the Company or on its behalf or by another person, or in a criminal charge from which the Office Holder was acquitted or in which the Office Holder was convicted of an offense that does not require proof of mens rea.

d.	Financial liability imposed on the Office Holder on behalf of all the victims of the breach in an administrative proceeding, as set forth in Section 52(54)(a)(1)(a) of the Securities Law.

e.
Expenses incurred by an Office Holder in connection with an administrative proceeding conducted in his matter, pursuant to Chapter H’3, H’4 or I’1 of the Securities Law and a proceeding pursuant to Article D of Chapter Four of Part Nine of the Companies Law, as amended from time to time, including reasonable litigation expenses, and including attorneys’ fees.

f.
Expenses incurred by an Office Holder in and/or in connection with a Proceeding under the Restrictive Trade Practices Law, which is conducted with respect to such Office Holder, including reasonable litigation expenses, and including attorneys’ fees.

g.	Any liability or other expenses for which the Company may, or will be able to, indemnify an Office Holder.

h.
Liability or expense as set forth in sub-paragraphs (a) through (g) above, in respect of a liability or expense imposed on the Office Holder or that the Office Holder incurred as a result of an act that the Office Holder performed in the capacity of an Office Holder and/or Senior Office Holder and/or employee of a subsidiary as defined in the Securities Law in Israel or abroad; or due to an act that the Office Holder performed in the capacity of a director or an observer on our behalf or on behalf of a subsidiary of the Company on the board of directors of a company in Israel or abroad.

2.	The Company shall not indemnify you for any financial liability imposed upon you by one of the following:

a)	Breach of fiduciary duty, unless you acted in good faith and had a reasonable basis to assume that such action would not prejudice the best interests of the Company.

b)	Intentional or reckless breach of the duty of care, but specifically excluding negligence.

c)	An action taken with the intention to unlawfully gain personal profit.

d)	Any fine, civil fine, financial sanction or penalty imposed on you.

3.	Grounds for granting indemnification

The Company’s undertaking to indemnify is limited to expenses and liabilities deriving from your actions in the cases detailed below;

In this section, the “Company” – including subsidiaries and affiliated companies in which you serve as an Office Holder and/or Senior Office Holder in matters related thereto.

a)	Actions deriving from the Company being public or from the fact that its securities were offered or will be offered to the public or traded or will be traded on a stock exchange in Israel and abroad.

b)	Any matters that were required to be included in public disclosures, which were not disclosed as required by law.

c)	The indemnification is conditioned upon your providing notice as required by law, immediately after your becoming aware that the disclosure omits information or is misleading.

d)
Actions in connection with investments the Company makes in other entities, whether before or after the investment is made, for the purpose of entering into, effecting, developing, monitoring and supervising the transaction.

e)	Any sale, purchase or holding of marketable securities, or other investments for or on behalf of the Company.

f)	Actions related to the purchase or sale of companies, legal entities or their assets, their splitting or merging.

g)	Actions related to the Company’s labor relations and the Company’s commercial relationships, including employees, independent contractors, customers, suppliers and other service providers.

h)	Any “Transaction” as defined in Section 1 of the Companies Law.

i)	Issuance of the Company’s securities pursuant to a prospectus that is published after the grant of an indemnification undertaking (“Date of the Prospectus”) and any amendment to such prospectus.

j)
All the subjects that would have been required to be disclosed in the prospectus, including in any draft of the prospectus, that occurred prior to the Date of the Prospectus, during the period from when it is published until the end of the period for submission of orders, as to which disclosure was not made as required by law, and all subjects that would have been required to be disclosed in later reports submitted by the Company (“Deficient or Misleading Report”).

The indemnification is conditioned upon your providing notice as required by law, immediately after your becoming aware of the Deficient or Misleading Report.

k)	Securities offerings by the Company to the public and/or not to the public, pursuant to agreements, notices and Reports.

“Reports” – including periodic reports, immediate reports, financial statements, and any other report that the Company or the Office Holder must submit under any law.

l)	“Action” – whether by action or omission.

4.	Amount of indemnification

a.
The maximum aggregate amount of indemnification to be paid by the Company to all Office Holders who are entitled to indemnification, whether in advance or retroactively, according to all the indemnity letters that the Company will grant to the Office Holders (including indemnity letters that it has granted to Office Holders of its held companies), if and to the extent it will grant the same, shall not exceed, in the aggregate, 25% of shareholders’ equity (as reported in the Company’s last published consolidated financial statements, as of the date of each payment in respect of the indemnity commitment) (the “Maximum Indemnification Amount”). The minimum aggregate amount of indemnification to be paid by the Company to all Office Holders who are entitled to indemnification, whether in advance or retroactively, according to all the indemnity letters that the Company will grant to the Office Holders (including indemnity letters that it has granted to Office Holders of its held companies), if and to the extent it will grant the same, shall not be lower, in the aggregate, than 20,000,000 USD (the “Minimum Indemnification Amount”).

a)
If the total of the amounts for which all Office Holders are liable exceeds the Maximum Indemnification Amount, each relevant Office Holder, including you, will receive indemnification based on the ratio between the amount for which such Office Holder is liable and the aggregate amount for which all Office Holders are liable with respect to such matter.

b)
In the event that the Office Holder receives indemnification from the insurer according to the Office Holders insurance policy, with respect to the matter that is the subject of indemnification, the indemnification shall be granted in the amount of the difference between the indemnification due to the Office Holder according to this Indemnification Undertaking for such indemnification, and the amount received from the insurer in respect of such matter, provided that the indemnification amount to which the Company has committed does not exceed the Maximum Indemnification Amount. In the event that the Company receives indemnification from the insurer as stated, the Company’s liability shall not be reduced according to this Indemnification Undertaking, and the amounts of the total indemnification may be beyond the amounts received from the insurance company up to the Maximum Indemnification Amount.

5.	Conditions for granting indemnification

a.
You shall notify the Company of any judicial or administrative proceeding (“Legal Proceeding”) that may be initiated against you, and of any suspicion or threat that any such Legal Proceeding may be initiated against you, promptly after you first become aware of it, and you shall forward to the Company or to whomever is designated by the Company, without delay, any document you receive in connection with that proceeding.

b.	The Company shall be entitled to assume your legal defense of such Legal Proceeding and/or to turn over such defense to any counsel selected by the Company for this purpose.

c.
The Company and/or such counsel shall be exclusively entitled to conduct your legal defense and to conclude such proceeding as they deem fit. At the request of the Company, you shall sign any document authorizing the Company or such counsel to handle your defense in such proceeding and to represent you in all matters related thereto, in accordance with the above.

d.
If the Company acts in accordance with the provisions of subsection (c) above and you enable it to do so, the Company will cover all the other expenses and payments that are involved so that you will not be required to pay or finance them yourself, without this detracting from the indemnification to which you are entitled pursuant to this Indemnification Undertaking.

e.
You shall fully cooperate with the Company and/or any such counsel as may be required of you by any of them as part of their dealing with such Legal Proceeding, provided that the Company will cover all expenses involved so that you will not be required to pay or finance them yourself.

Validity of the Undertaking

1.
The undertaking to indemnify relates to your performance as an Office Holder and/or Senior Office Holder of the Company, and/or director or observer in the companies specified in Section 1.h above, and will be valid both with respect to proceedings taken against you during your tenure as an Office Holder and/or Senior Office Holder and/or director or observer as aforesaid, and with respect to proceedings against you following the end of your tenure, provided that they relate to actions that were performed by you from the date on which your term of office commenced, either directly or indirectly, during or as a result of you being an Office Holder and/or Senior Office Holder of the Company and/or as a director or an observer in companies specified in Section 1.h above, and as a result thereof. This Indemnification Undertaking shall also inure to the benefit of the Office Holder’s heirs and other legal substitutes.

2.
This Indemnification Undertaking cancels and replaces any prior undertaking for indemnification, if given to you in the past; however, this undertaking does not derogate from or waive any other indemnification to which you are entitled from any other source by law or by any other undertaking, excluding any undertaking to indemnify as aforementioned.

3.
This undertaking shall not restrict the Company or prevent it from granting additional or special indemnification, provided that this does not prejudice the undertaking to indemnify that are the subject of this letter.

[SIGNATURE PAGE FOLLOWS]

Sincerely,

_________________________

I agree to the conditions of the above
Exculpation and Indemnification Undertaking

___________________________________
Signature of the Recipient of the
Indemnification Undertaking